UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                                    FORM 8-K

                                 CURRENT REPORT

                     Pursuant to Section 13 or 15(d) of the
                         Securities Exchange Act of 1934


         Date of Report (Date of earliest event reported): July 17, 2006



                       MEDIACOM COMMUNICATIONS CORPORATION
             (Exact name of Registrant as specified in its charter)



        Delaware                       0-29227                   06-1566067
(State of incorporation)        (Commission File No.)           (IRS Employer
                                                             Identification No.)

                              100 Crystal Run Road
                           Middletown, New York 10941
                    (Address of principal executive offices)


                  Registrant's telephone number: (845) 695-2600

     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions:

     |_| Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

     |_| Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

     |_| Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

     |_| Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))



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Item 8.01      Other Events

     On July 17, 2006, the operating subsidiaries of Mediacom Broadband LLC, a wholly-owned subsidiary of Mediacom Communications Corporation ("MCC"), borrowed $335.0 million (the "Revolver Draw") under the revolving credit portion of their credit facility (the "Credit Facility"). The proceeds of the Revolver Draw were used on July 17, 2006 to pay a portion of the redemption price of the Notes (as defined below).

     On July 17, 2006, Mediacom Broadband LLC and Mediacom Broadband Corporation, a wholly-owned subsidiary of Mediacom Broadband LLC, redeemed all of their outstanding 11% Senior Notes due 2013 (the "Notes"). The redemption price for the Notes was $422.0 million, consisting of $400.0 million of principal and $22.0 million of redemption premium. The accrued interest paid on the Notes was $22.2 million.

     The source of funds for the $444.2 million paid in respect of the redemption price and accrued interest was $335.0 million from the revolving credit portion of the Credit Facility, $100.0 million from an equity contribution by MCC and $9.2 million from Mediacom Broadband LLC's available cash.

     The source of funds for MCC's equity contribution was a $100.0 million distribution from Mediacom LLC, a wholly-owned subsidiary of MCC.

     The source of funds for Mediacom LLC's $100.0 million distribution to MCC was $74.0 million from the revolving credit portion of the credit facility of Mediacom LLC's operating subsidiaries and $26.0 million from Mediacom LLC's available cash.





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                                   SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: July 18, 2006

                                         Mediacom Communications Corporation


                                         By: /s/ Mark E. Stephan
                                             -----------------------------
                                              Mark E. Stephan
                                              Executive Vice President and
                                              Chief Financial Officer